UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the securities exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2022

INNOVAGE HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	001-40159	81-0710819
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 E. Lowry Boulevard Denver, CO (Address of principal executive offices)	80230 (Zip Code)

(844) 803-8745

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INNV	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2022, Maureen Hewitt, Chief Executive Officer (“CEO”) and a member of the Board of Directors (the “Board”) of InnovAge Holding Corp. (the “Company”), resigned from her positions as CEO and director, effective immediately. Upon such resignation, the Board appointed Patrick Blair, President of the Company, to serve as President and CEO, effective immediately.

Appointment of Patrick Blair

Mr. Blair, age 50, has served as the Company’s President since November, 2021. Mr. Blair joined the Company from BAYADA Home Health Care, where he was the Group President responsible for overall quality and financial performance of the Home Health, Hospice and Personal Care businesses. Mr. Blair joined BAYADA in August 2020. Prior to BAYADA, Mr. Blair was Senior Vice President for Commercial Business Segments at Anthem, Inc., one of the nation’s largest and most diversified health benefit providers. There, he led the Individual, Small Group and Large Group business segments where he was responsible for driving profitable growth. During his tenure at Anthem, Inc., he also served as Chief Marketing Officer. Mr. Blair was with Anthem, Inc. from December 2012 to July 2020. Prior to that, Mr. Blair was with Amerigroup Corporation from 2004 to December 2012 and served in a number of leadership roles, including Chief Marketing and Business Development Officer and Chief Executive Officer of Specialty Products. Mr. Blair started his career at Ernst & Young LLP and Deloitte Consulting serving the nation’s leading provider and payer healthcare organizations. Mr. Blair earned a Bachelor’s degree in economics from Indiana University Bloomington, a Master’s of Health Care Administration and Management from Indiana University-Purdue University Indianapolis and a Master’s of Business Administration from Henley Business School.

Mr. Blair previously entered into an employment agreement with the Company in connection with his appointment as President, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on November 12, 2021, and remains in effect.

Resignation of Maureen Hewitt

In connection with Ms. Hewitt’s resignation, Ms. Hewitt and the Company entered into a Separation Letter Agreement (the “Separation Letter”), dated as of January 1, 2022, which confirms the terms of Ms. Hewitt’s separation and the amounts due by the Company under the Employment Agreement, dated as of October 30, 2015 (the “Employment Agreement”). Pursuant to the Separation Letter, the Company is obligated to pay any accrued but unpaid wages and an amount in respect of any accrued by unused paid time off, in a lump sum immediately upon separation. In addition, subject to Ms. Hewitt’s delivery, execution and non-revocation of a general release of claims in favor of the Company within 60 days of separation, and Ms. Hewitt’s compliance with her existing restrictive covenants, and in full consideration of any payments or benefits due under the Employment Agreement, the Company will pay Ms. Hewitt (i) an amount equal to $2,677,147.20, which represents 24 months of base salary and 1.5 times Ms. Hewitt’s annual bonus at the target amount; (ii) a pro-rata portion of the annual bonus, if any, earned for the fiscal year 2022; (iii) reimbursement of reasonable legal fees in connection with the entry into the Letter Agreement and other agreements related to the separation, up to $20,000; and (iv) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” for 24 months post-termination. Payment of the separation benefits previously described will commence on the first payroll date immediately following the expiration of 60 days from separation. In addition, subject to Ms. Hewitt’s delivery, execution and non-revocation of the general release, 496,536.78 vested Class B units of TCO Group Holdings, L.P. (the Company’s principal shareholder) held by Ms. Hewitt will remain outstanding. Pursuant to the Separation Letter, Ms. Hewitt has agreed with the Company that Ms. Hewitt will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company.

The foregoing is not a complete description of the Separation Letter and is qualified by reference to the full text and terms of the Separation Letter, which is filed as Exhibit 10.1 to this report and incorporated herein by reference. In addition, the Employment Agreement was previously filed by the Company as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on February 8, 2021.

Item 7.01	Regulation FD Disclosure.

A copy of a press release announcing Ms. Hewitt’s resignation and Mr. Blair’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Separation Letter Agreement, dated as of January 1, 2022, by and between InnovAge Holding Corp. and Maureen Hewitt

99.1	Press Release of InnovAge Holding Corp., dated January 3, 2022

104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2022	INNOVAGE HOLDING CORP.

	By:	/s/ Barbara Gutierrez
Name: Barbara Gutierrez
Title: Chief Financial Officer